Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
The following summary of the rights of the capital stock of SP Plus Corporation (the “Company”) is not complete and is qualified in its entirety by reference to the Company’s second amended and restated certificate of incorporation, as amended (the “Company’s certificate of incorporation”), and fourth amended and restated bylaws, as amended (the “Company’s bylaws”), each of which are incorporated herein by reference as an exhibit to the Annual Report on Form 10-K (the “Form 10-K”) of which this Exhibit 4.2 is a part.
Authorized Capital Stock
Under the Company’s certificate of incorporation, the Company’s authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.
Common Stock
Voting Rights
Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders. The holders of the Company’s common stock are not entitled to cumulative voting rights with respect to the election of directors. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting of stockholders and entitled to vote on the election of directors.
Dividends
Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of the Company’s preferred stock, holders of the Company’s common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by the Company’s board of directors out of funds legally available therefor.
Liquidation
In the event of the Company’s liquidation, dissolution or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any then-outstanding preferred stock of the Company.
Rights and Preferences
The Company’s common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the Company’s common stock. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may issue in the future. No shares of the Company’s preferred stock were outstanding as of the date of the filing of the Form 10-K of which this Exhibit 4.2 is a part.
Fully Paid and Nonassessable
All outstanding shares of the Company’s common stock are fully paid and nonassessable.

Anti-Takeover Provisions
The provisions of the Company’s certificate of incorporation and bylaws and of the Delaware General Corporation Law (the “DGCL”) described below may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company.
Certificate of Incorporation and Bylaws Provisions
Special Meeting of Stockholders. The Company’s certificate of incorporation and bylaws provide that special meetings of the Company’s stockholders may be called only by (i) the chairperson of the board of directors, or (ii) the Company’s board of directors acting pursuant to a resolution adopted by a majority of the members of the board. The Company’s bylaws also include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including the nomination of directors.
Authorized But Unissued Shares. The authorized but unissued shares of the Company’s common stock and the Company’s preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Delaware Anti-Takeover Statute
The Company is subject to Section 203 of the DGCL, an anti-takeover statute that provides that, if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock that is not owned by the interested stockholder.
Exclusive Forum
The Company’s bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for (1) any derivative action or proceeding brought on the Company’s behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (3) any action asserting a claim against the Company or any director, officer or other employee of the Company pursuant to the DGCL, the Company’s certificate of incorporation or the Company’s bylaws or (4) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. Although the Company believes this provision provides increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company and its directors, officers and other employees.
Limitation of Liability and Indemnification
Reference is made to Section 102(b)(7) of the DGCL, which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any amendment to the DGCL.
Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of such company as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interest and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudicated to be liable to the company. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred. The Company’s certificate of incorporation and bylaws provide for indemnification of directors or officers of the Company to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented.
The Company maintains director and officer liability insurance policies that cover certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers of the Company.